UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2015

Transgenomic, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30975	91-1789357
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12325 Emmet Street, Omaha, NE 68164

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (402) 452-5400

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 30, 2015, Transgenomic, Inc. (the “Company”) entered into a Securities Purchase Agreement with certain accredited investors (the “Investors”) pursuant to which the Company agreed to sell to the Investors, and the Investors agreed to purchase from the Company, (i) an aggregate of approximately 1.5 million shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a price per share of $1.42 (the “Shares”) for aggregate gross proceeds of approximately $3.0 million, (ii) warrants (the “Series B Warrants”) to purchase up to an aggregate of 0.7 million shares of Common Stock with an exercise price of $0.01 per share, and (iii) warrants (the “Series A Warrants” and, together with the Series B Warrants, the “Warrants”) to purchase up to an aggregate of 1.2 million shares of Common Stock, with an exercise price of $1.66 per share (collectively, the “Offering”). The purchase price for the Series B Warrants is $1.42 per share of Common Stock subject to the Series B Warrants. Each of the Warrants has a term of 5 and 1/2-years. The Series B Warrants will be immediately exercisable. The Series A Warrants will be exercisable beginning six months from their date of issuance. The Offering is expected to close on or about July 7, 2015 (the “Closing”), subject to customary closing conditions.

In connection with entering into the Securities Purchase Agreement, the Company also entered into a Registration Rights Agreement, dated June 30, 2015, with the Investors. The Registration Rights Agreement requires that the Company file with the Securities and Exchange Commission a registration statement to register for resale the Shares and the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) within 15 days after the Closing.

Craig-Hallum Capital Group LLC (the “Placement Agent”) served as the sole placement agent for the Offering. In consideration for services rendered as the Placement Agent in the Offering, the Company agreed to (i) pay to the Placement Agent cash commissions equal to approximately $212,783, or 7.0% of the gross proceeds received in the Offering; (ii) issue to the Placement Agent a five-year warrant to purchase up to 107,033 shares of Common Stock with an exercise price of $1.66 per share and which is subject to other terms that are the same as the terms of the Warrants (the “Agent Warrant”); and (iii) reimburse the Placement Agent for reasonable out-of-pocket expenses, including fees paid to the Placement Agent’s legal counsel, incurred in connection with the Offering, which reimbursable expenses shall not exceed $50,000.

The terms of the Securities Purchase Agreement, the Registration Rights Agreement, the Warrants and the Agent Warrant will be more fully described in an amendment to this Current Report on Form 8-K to be filed following the Closing. Copies of the Securities Purchase Agreement, the Registration Rights Agreement and the forms of Warrant and Agent Warrant will be filed as exhibits to such amendment.

Item 3.02. Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference hereunder. The Shares, the Warrants, the Warrant Shares, the Agent Warrant and the shares of Common Stock issuable upon exercise of the Agent Warrant (collectively, the “Securities”) were offered and will be sold in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder. Each Investor represented that it was an “accredited investor,” as defined in Regulation D, and is acquiring the Securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The Securities have not been registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws. Neither this Current Report on Form 8-K nor the exhibit attached hereto is an offer to sell or the solicitation of an offer to buy shares of Common Stock or any other securities of the Company.

Item 8.01. Other Events.

On July 1, 2015, the Company issued the press release attached hereto as Exhibit 99.1 regarding the Offering.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release issued by the Company on July 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Transgenomic, Inc.

	By:	/s/ Paul Kinnon
Paul Kinnon
Chief Executive Officer
Date: July 1, 2015

Exhibit Index

Exhibit Number	Description

99.1	Press release issued by the Company on July 1, 2015.